Exhibit 99.1

CONTACT AGENCY: Judy Smith JPR Communications 818-884-8282 judys@jprcom.com	CONTACT DIGITILITI: Ken Peters Executive Vice President 651-925-3200 kpeters@digitiliti.com
Digitiliti announces management change
ST. PAUL, Minn., October 4, 2010 — Digitiliti, Inc. (OTC: DIGI), a pioneer and technology leader in the Information Management business, announced effective October 4, 2010, Roy A. Bauer resigned as the President and Chief Executive Officer of Digitiliti, Inc. as defined by his employment agreement. To assure an orderly transition, Mr. Bauer will continue an active role as Chairman of the Board and will remain active in shareholder and investor relations and in defining the strategic direction of the company.
Replacing Mr. Bauer as President and Chief Executive Officer, effective October 4, 2010, is Mr. Ehssan Taghizadeh. Mr. Taghizadeh’s previously served as the President and Chief Executive Officer of Comtrol Corporation, a network enabling device connectivity company. Since 1991, he had served in various positions at Comtrol, including Chief Executive Officer from January 2009 to October 2010, President from October 2007 to October 2010, VP of Engineering from 2000 to 2007, Acting VP of Finance & Administration from 2005 to 2007. Director of Engineering from 1997 to 2000 and Manager of Engineering/Principal Design Engineer from 1993 to 1997. From 1991 to 1993, Mr. Taghizadeh also served as Manager of Engineering/Design Engineer of Introl Medical, Inc., a subsidiary of Comtrol. He has completed his coursework for a PhD degree in Electrical Engineering, earned a Master of Science, Microelectronics and Microprocessor Chip Design, and a bachelor in Electrical Engineering from the University of Minnesota.

About Digitiliti Inc:
Digitiliti develops and provides advanced Information Management solutions that address the cost, complexity, and compliance problems associated with controlling and utilizing unstructured data. Digitiliti provides enterprise-class products and services that are easy to use, cost effective and always deliver the right information, to the right people, at the right time helping them make informed business decisions. Digitiliti services include DigiBAK™, a complete offsite data protection/backup solution, and DigiLIBE, a single integrated information management solution that allows customers to extract and use the valuable business knowledge hidden in their unstructured content. Digitiliti markets and sells solutions solely through its worldwide network of channel partners. For more information please visit http://digitiliti.com.
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